UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2007

PROLINK HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	000-25007	65-0656268
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane, Chandler, AZ	85224
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 961-8800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 9, 2007, the Company’s wholly-owned subsidiary, ProLink Solutions, LLC (“PSL”), entered into Letter Agreements with Robeco WPG Distressed/Special Situations Overseas, L.P. (“Special Situations”) and Robeco Event-Driven Multi-Strategy Overseas, L.P. (“Multi-Strategy,” together “WPG”). Pursuant to the Letter Agreements, Special Situations and Multi-Strategy, in their sole discretion, may make advances to PSL from time to time in an amount not to exceed an aggregate of $1,500,000 (the “Loans”), to be collateralized by golf course management systems sold to golf courses. Advances may be borrowed, repaid, and reborrowed on a revolving basis through July 6, 2009. Upon the fulfillment of the loan conditions, including certification by PSL that it has executed lease documents, approved credit with a lease financing source and has shipped a system to a course, WPG will advance 90% of the base purchase price of a ProLink GPS System less a 1% origination fee. In addition, WPG will advance 100% of any accounts receivable related to a foreign purchaser. If any system funded pursuant to the Letter Agreement is rejected or returned, PSL has agreed to provide priority remarketing for that system. The Loans are evidenced by Revolving Promissory Notes that bear interest at 15% per annum on its outstanding principal balance. Further, in order to induce Special Situations and Multi-Strategy to enter into these agreements, the Company agreed to issue 10 year warrants to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $1.35 per share (the “Warrants”). Of the Warrants, 60,000 were issued upon execution of the Loans, and the remaining 240,000 were issued in accordance with the Loan documents upon the first draw against the Loans.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On July 9, 2007, the Company entered into Letter Agreements, the materials terms of which are described above under Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2007

PROLINK HOLDINGS CORP.

/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer